Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

VinFast Auto Ltd.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Equity	Ordinary shares, no par value	Rule 457(c) and Rule 457(h)	2,648,004	$4.78(2)	$12,657,459.12	0.00014760	$1,868.24
	Total Offering Amounts				$12,657,459.12		$1,868.24
	Total Fee Offsets						—
	Net Fee Due						$1,868.24

(1)	Pursuant to Rule 416(a), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	Calculated in accordance with Rules 457(c) and (h) under the Securities Act, the proposed maximum offering price per ordinary share and proposed maximum aggregate offering price are based on the average of the high and low prices of the registrant’s ordinary shares on The Nasdaq Stock Market LLC on March 26, 2024.